FORM 10-K

               AMERICAN BILTRITE INC. AND SUBSIDIARIES
                          December 31, 1996



EXHIBIT 11 -- STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                    Year Ended December 31
                                1996         1995         1994
                                ----         ----         ----
                         (Amounts in thousands, except per share data)
Primary:

Average shares outstanding       3,645        3,619         3,560

Net effect of dilutive stock
 options-based on the treasury
 stock method using average
 market price                       84          172           209
                                 -----        -----         -----
              Totals             3,729        3,791         3,769
                                 =====        =====         =====

Net income                     $ 6,299      $ 6,105      $ 12,261
                                 =====        =====        ======
Per share amount               $  1.69      $  1.61      $   3.25
                                 =====        =====        ======

Fully diluted:

Average shares outstanding       3,645        3,619         3,560

Net effect of dilutive stock
 options-based on the treasury
 stock method using period-end
 market price, if greater than
 average market price              107          176           219
                                 -----        -----         -----
Totals                           3,752        3,795         3,779
                                 =====        =====         =====

Net income                     $ 6,299      $ 6,105      $ 12,261
                                 =====        =====        ======
Per share amount               $  1.68      $  1.61      $   3.24
                                 =====        =====        ======